EXHIBIT 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Description of Class A common stock

The following summary of Phibro Animal Health Corporation’s Class A common stock does not purport to be complete and is subject to our amended and restated certificate of incorporation, our amended and restated bylaws and the provisions of applicable law. Copies of our amended and restated certificate of incorporation and amended and restated bylaws are filed as exhibits to the Annual Report on Form 10-K, of which this Exhibit 4.2 is a part.

Authorized Capitalization

General

Our authorized capital stock consists of 300,000,000 shares of Class A common stock, par value $0.0001 per share, 30,000,000 shares of Class B common stock, par value $0.0001 per share, and 16,000,000 shares of undesignated preferred stock.

Common Stock

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise provided by our amended and restated certificate of incorporation or applicable law, the holders of our Class A common stock and Class B common stock shall vote together as a single class. Our amended and restated bylaws provide that the presence, in person or by proxy, of holders of shares representing a majority of the outstanding shares of common stock entitled to vote at a stockholders’ meeting shall constitute a quorum. When a quorum is present, the affirmative vote of a majority in voting power of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required to take action, unless otherwise specified by law or our certificate of incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors (“Board”) out of funds legally available therefor and pro rata with holders of shares of our Class B common stock, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata with holders of shares of our Class B common stock our remaining assets available for distribution.

Holders of shares of our Class A common stock do not have preemptive, subscription or conversion rights. Our Class A common stock is not convertible and there are no redemption or sinking fund provisions applicable to our Class A common stock. Unless our Board determines otherwise, we will issue all of our capital stock in uncertificated form.

Class B Common Stock

Holders of shares of Class B common stock are entitled to 10 votes for each share of record on all matters submitted to a vote of stockholders. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers by and among BFI Co., LLC, a Delaware limited liability company (“BFI”), its affiliates and certain Bendheim family members, as described in the amended and restated certificate of incorporation. Once transferred and converted into Class A common stock, the Class B common stock will not be reissued. In addition, all shares of Class B common stock will automatically convert to shares of Class A common stock when the outstanding shares of Class B common stock and Class A common stock held by BFI, its affiliates and certain Bendheim family members, together, is less than 15% of the total outstanding shares of Class A common stock and Class B common stock, taken as a single class.

Dividend Rights

Each holder of shares of our capital stock is entitled to receive such dividends and other distributions in cash, stock or property as may be declared by our Board from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of any other class or series of our preferred stock.

Other Rights

Each holder of common stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Liquidation Rights

If our company is involved in a consolidation, merger, recapitalization, reorganization, or similar event, each holder of common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Anti-takeover Effects of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Action by Written Consent, Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals

Our amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting once BFI and its affiliates cease to beneficially own more than 50% of the voting power of our outstanding shares of common stock. Our amended and restated certificate of incorporation and bylaws will also provide that, except as otherwise required by law, special meetings of the stockholders can be called only pursuant to a resolution adopted by a majority of the total number of directors that we would have if there were no vacancies or, until the date that BFI and its affiliates ceases to beneficially own more than 50% of the voting power of our outstanding shares of common stock, at the request of holders of 50% or more of the voting power of our outstanding shares. Except as described above, stockholders will not be permitted to call a special meeting or to require the Board to call a special meeting.

In addition, our amended and restated bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

Classified Board

Our amended and restated certificate of incorporation provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our Board is elected each year.

Dual Class Stock

Our amended and restated certificate of incorporation provides for a dual class common stock structure, which provides BFI and its affiliates with the ability to control the outcome of matters requiring stockholder approval, even if BFI and its affiliates own significantly less than a majority of the shares of our Class A common stock and Class B common stock voting together on a combined basis, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Amendment to Certificate of Incorporation and Bylaws

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended, altered, changed or repealed by a majority vote of our Board, provided that, in addition to any other vote otherwise required by law, after the date on which BFI and its affiliates cease to beneficially own more than 50% of the voting power of our outstanding shares, the affirmative vote of at least 75% of the voting power of our outstanding shares of common stock will be required to amend, alter, change or repeal our amended and restated bylaws. Additionally, after the date on which BFI and its affiliates cease to beneficially own more than 50% of the voting power of our outstanding shares, the affirmative vote of at least 75% of the voting power of the outstanding shares of common stock entitled to vote on the adoption, alteration, amendment or repeal of our amended and restated certificate of incorporation, voting as a single class, will be required to amend or repeal or to adopt any provision inconsistent with specified provisions of our amended and restated certificate of incorporation.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219.

Listing

Our Class A common stock is listed on The Nasdaq Stock Market under the trading symbol “PAHC.”